Exhibit 99.1

News release

TREX COMPANY APPOINTS CHRIS KEFFER AS NEW INDEPENDENT MEMBER OF TREX BOARD OF DIRECTORS

WINCHESTER, Va. –August 19, 2024– Trex Company, Inc. (NYSE:TREX), the world’s largest manufacturer of high-performance, low-maintenance composite decking and railing, and a leading brand of outdoor living products, announced the appointment of executive Chris Keffer as a new independent member of its Board of Directors, effective August 15, 2024.

Mr. Keffer brings 30 years of leadership experience in the power tool industry, serving both the professional and consumer markets. In 2023, he was named President and Chief Executive Officer of STIHL Inc., the U.S. affiliate of the STIHL Group, the world’s top-selling brand of chainsaws. At their Virginia-based operations, Mr. Keffer is responsible for the manufacturing, distribution, and sales of STIHL outdoor power equipment for the domestic and export markets. Before joining STIHL in 2022, Mr. Keffer spent 27 years at Stanley Black & Decker, most recently serving as President of Product Management and President of Power Tool Accessories Group, leading global marketing for the $6.5 billion division.

Bryan H. Fairbanks, President and CEO, commented, “I am pleased to welcome Chris to Trex Company’s Board. He brings a wealth of experience in developing, marketing, and managing high-quality, branded products that serve both the professional market and DIY customers. His broad knowledge of all aspects of new product design and marketing will be invaluable as we execute our strategy to capture an increasing share of decking, railing, and adjacent products, representing a $14 billion addressable market for Trex.”

Mr. Keffer will serve on the Compensation and the Nominating and Corporate Governance Committees of the Board. Following his appointment, the Board will include ten directors, nine of whom are independent.

About Trex Company

For more than 30 years, Trex Company [NYSE: TREX] has invented, reinvented and defined the composite decking category. Today, the Company is the world’s #1 brand of sustainably made, wood-alternative decking and deck railing, and a leader in high performance, low-maintenance outdoor living products. The undisputed global leader, Trex boasts the industry’s strongest distribution network with products sold through more than 6,700 retail outlets across six continents. Through strategic licensing agreements, the Company offers a comprehensive outdoor living portfolio that includes deck drainage, flashing tapes, LED lighting, outdoor kitchen components, pergolas, spiral stairs, fencing, lattice, cornhole and outdoor furniture – all marketed under the Trex® brand. Based in Winchester, Va., Trex is proud to have been named America’s Most Trusted® Outdoor Decking* four years in a row (2021-2024). The Company was also recently included on Barron’s list of the 100 Most Sustainable U.S. Companies 2024, named one of America’s Most Responsible Companies 2024 by Newsweek and ranked as one of the 100 Best ESG Companies for 2023 by Investor’s Business Daily. For more information, visit Trex.com. You may also follow Trex on Facebook (trexcompany), Instagram (trexcompany), X (Trex_Company), LinkedIn (trex-company), TikTok (trexcompany), Pinterest (trexcompany) and Houzz (trex-company-inc), or view product and demonstration videos on the brand’s YouTube channel (TheTrexCo).

*Trex received the highest numerical score in the proprietary Lifestory Research 2021-2024 America’s Most Trusted® Outdoor Decking studies. Study results are based on experiences and perceptions of people surveyed. Your experiences may vary. Visit www.lifestoryresearch.com.

Contacts:

Brenda K. Lovcik

Senior Vice President and CFO

540-542-6300

Lynn Morgen

Casey Kotary

ADVISIRY Partners

212-750-5800

lynn.morgen@advisiry.com

casey.kotary@advisiry.com